Exhibit 99.05

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Investors acquire share in SanguiBioTech GmbH

Witten, Germany, April 21, 2008 – A group of German investors is about to acquire up to 10% of the shares of SanguiBioTech GmbH, Witten, for a purchasing price of up to €750,000.  The acquisition will be effectuated by way of a capital increase which will be subscribed to by the investors.  It will become effective after the investment sum will have been paid in on a Sangui account and after the capital increase will have been entered in the German register of commercial companies.  The majority of those investors are already engaged as shareholders of Sangui BioTech International, Inc., and by subscribing to convertible promissory notes.

Hubertus Schmelz, Managing Director of SanguiBioTech GmbH, said: “We are glad that our investors show uninterrupted confidence in Sangui’s future.  Their thorough understanding of the long term perspective of our products and projects is highly appreciated.  This renewed investment will mainly serve to finance ongoing business as well as special initiatives to promote further development, marketing and sales activities.”

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc.
(www.pinksheets.com: SGBI)

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.